Filed Pursuant To Rule 433

Registration No. 333-278880

May 12, 2025

Grayscale *Product Suite*

Grayscale is a pioneer of the model of providing investors with exposure to crypto in the form of a security without the challenges of buying, storing, and safekeeping directly.

Private Placements[1]	
Private Placement (Not Yet Publicaly Quoted)	
Grayscale Aave Trust	–
Grayscale Avalanche Trust	–
Grayscale Bittensor Trust	–
Grayscale Decentralized AI Fund	–
Grayscale Dogecoin Trust	–
Grayscale Lido DAO Trust	–
Grayscale MakerDAO Trust	–
Grayscale NEAR Trust	–
Grayscale Optimism Trust	–
Grayscale Pyth Trust	–
Grayscale Smart Contract Fund	–
Grayscale Stacks Trust	–
Grayscale Sui Trust	–
Grayscale XRP Trust	–
Publicly Traded Funds (12 Month Holding Period)	**Ticker**
Grayscale Basic Attention Token Trust	**GBAT**
Grayscale Chainlink Trust	**GLNK**
Grayscale Decentraland Trust	**MANA**
Grayscale Decentralized Finance (DeFi) Fund	**DEFG**
Grayscale Filecoin Trust	**FILG**
Grayscale Livepeer Trust	**GLIV**

Spot Crypto Exchange-Traded Products[2]	Ticker
Grayscale Bitcoin Trust ETF	**GBTC**
Grayscale Bitcoin Mini Trust ETF	**BTC**
Grayscale Ethereum Trust ETF	**ETHE**
Grayscale Ethereum Mini Trust ETF	**ETH**

GTC, BTC, ETHE, and ETH, exchange traded products, are not registered under the Investment Company Act of 1940 (or the 1940 Act) and therefore are not subject to the same regulations and protections as 1940 Act registered ETFs and mutual funds. The ETPs are subject to high volatility and significant risk, including possible loss of principal, and are not suitable for all investors.

Exchange-Traded Funds[3]	Ticker
Grayscale Bitcoin Adopters ETF	**BCOR**
Grayscale Bitcoin Miners ETF	**MNRS**
Grayscale Bitcoin Covered Call ETF	**BTCC**
Grayscale Bitcoin Premium Income ETF	**BPI**

Grayscale Solana Trust	GSOL

SEC Reporting Funds (6 Month Holding Period)	**Ticker**
Grayscale Bitcoin Cash Trust	**BCHG**
Grayscale Digital Large Cap Fund	**GDLC**
Grayscale Ethereum Classic Trust	**ETCG**
Grayscale Horizen Trust	**HZEN**
Grayscale Litecoin Trust	**LTCN**
Grayscale Stellar Lumens Trust	**GXLM**
Grayscale Zcash Trust	**ZCSH**

Active Funds[4]	
Grayscale Dynamic Income Fund	**GDIF**

Questions on our products?

Contact us at: 866-775-0313 info@grayscale.com

For additional information on Grayscale's products and service offerings please visit www.grayscale.com or consult your financial professional.

Grayscale Product Suite

GRAYSCALE

Investing involves significant risk, including possible loss of principal. The products listed do not represent a direct investment in any cryptocurrency.

Investment products managed by GSA are registered under the Investment Company Act of 1940. Grayscale Operating, LLC ("GSO") is the parent holding company of Grayscale Advisors, LLC ("GSA"), an SEC-registered investment adviser, as well Grayscale Securities, LLC ("GSS"), an SEC-registered broker/dealer and member of FINRA, and Grayscale Investments Sponsors, LLC ("GSIS", together with GSO, GSS, and GSA, "Grayscale"). GSIS is not registered as an investment adviser under the Investment Advisers Act of 1940 and none of the investment products ("Products") sponsored or managed by GSIS are registered under the Investment Company Act of 1940.

1 Private placement securities referenced are marketed and/or sold through GSS.

2 Foreside Fund Services, LLC is the Marketing Agent for the Funds. GSS is the distributor.

3 MNRS is distributed by Foreside Fund Services, LLC and GSA is the adviser.

4 Interests in Grayscale Dynamic Income Fund LP ("GDIF") are offered through GSA (the "Manager") and/or its placement agents.

Grayscale Digital Large Cap Fund LLC ("GDLC") has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents GDLC has filed with the SEC for more complete information about GDLC and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, GDLC or any authorized participant will arrange to send you the prospectus after filing if you request it by emailing info@grayscale.com or by contacting Grayscale Securities, 290 Harbor Drive, Stamford, CT 06902.

Private Placement Disclosures

Carefully consider each Product's investment objectives, risk factors, fees and expenses before investing. This and other information can be found in each Product's private placement memorandum, which may be obtained from Grayscale. Private placement securities are speculative, illiquid, and entail a high level of risk, including the risk that an investor could lose their entire investment Grayscale's private placements are only available to Accredited Investors as defined in Rule 501(a) of Regulation D under the Securities Act of 1933, as amended. ETP Disclosures The Grayscale Bitcoin Trust ETF and the Grayscale Ethereum Trust ETF (collectively the "Funds") have filed registration statements (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectuses in those registration statements and other documents the Funds have filed with the SEC for more complete information about the Funds and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the Funds or any authorized participant will arrange to send you the prospectus (when available) if you request it by calling (833)903-2211 or by contacting Foreside Fund Services, LLC, Three Canal Plaza, Suite100, Portland, Maine 04101. Please read the Grayscale Ethereum Mini Trust ETF and Grayscale Bitcoin Mini Trust ETF (collectively the "Funds'1prospectuses carefully before investing in the Funds. ETF Disclosures Investors should consider the investment objectives, risks, charges and expenses carefully before investing. For a prospectus or summary prospectus with this and other information about Grayscale Bitcoin Adopters ETF, Grayscale Bitcoin Miners ETF, or Grayscale Bitcoin Premium Income ETF (each a "Fund" and collectively the "Funds"), please call (866)-775-0313 or visit our website at etfs.grayscale.com. Read the prospectus or summary prospectus carefully before investing. The Funds are distributed by Foreside Fund Services, LLC. Active Funds Disclosures An investment in the Grayscale Dynamic Income Fund is speculative and involves a high degree of risk The program is not suitable for all investors. The shares are illiquid with restrictions on transferability and resale. Each investor or prospective investor should be aware that they may be required to bear the financial risk of this investment for an indefinite period of time. An investor may lose all or a substantial part of its investment. The fund does not represent a complete investment portfolio. There can be no assurance that the investment objectives of the Fund will be achieved. The managers and portfolio structure provided herein may be subject to change. The Manager is registered with the U.S. Securities and Exchange Commission under the Investment Advisers Act of 1940, as amended. Interests in GDIF have not been, and will not be, registered under the U.S. Securities Act of 1933, as amended (the "Securities Act"), or any state or other securities laws, and will be offered and sold only to "accredited investors" within the meaning of Rule 501(a) of Regulation D under the Securities Act, and in compliance with any applicable state or other securities laws. Questions on our products? Contact us at: 866-775-0313 info@grayscale.com For additional information on Grayscale's products and service offerings please visit www.grayscale.com or consult your financial professional.

Grayscale Ethereum Trust ETF (the "Trust") has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the Trust has filed with the SEC for more complete information about the Trust and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the Trust or any authorized participant will arrange to send you the prospectus (when available) if you request it by calling (833) 903 - 2211 or by contacting Foreside Fund Services, LLC, Three Canal Plaza, Suite 100, Portland, Maine 04101.